Exhibit 99.1

PRESS RELEASE

Contacts: Pete Garcia Sr. VP and Chief Financial Officer 408-215-4574 pgarcia@nuvelo.com Nicole Estrin Manager of Corporate Communications & IR 408-215-4572 nestrin@nuvelo.com

NUVELO CHANGES STATE OF INCORPORATION TO DELAWARE

SUNNYVALE, Calif., March 25, 2004 /PRNewswire/ – Nuvelo, Inc. (Nasdaq: NUVO) today announced the completion of reincorporation from a Nevada to Delaware corporation. The reincorporation was approved by the shareholders of Nuvelo at its 2003 annual meeting, as disclosed in Nuvelo’s Form 10-Q filed on August 14, 2003. The reincorporation became effective March 25, 2004 in accordance with the time frame set out in Nuvelo’s proxy statement for its 2003 annual meeting.

“Given that Delaware has been a leader in adopting comprehensive, modern, corporate laws that are periodically updated and revised to meet changing business needs, we believe that the reincorporation will allow our board of directors to more effectively perform its duties and benefit our stockholders,” said Dr. Ted W. Love, president and chief executive officer of Nuvelo. “In addition, given the widespread acceptance of Delaware as a state of incorporation, investors may feel more comfortable investing in us.”

The reincorporation was accomplished by the merger of Nuvelo into its wholly owned subsidiary, which is incorporated in the state of Delaware. As a result of the reincorporation, holders of common stock of Nuvelo now automatically own the same number of shares of common stock in Nuvelo as they did prior to the reincorporation. Stockholders do not need to exchange share certificates based upon the reincorporation. The reincorporation will not result in any change in Nuvelo’s ticker symbol, Nasdaq National Market listing, business, assets or liabilities, will not cause Nuvelo’s corporate headquarters to be moved and will not result in any relocation of management or other employees.

About Nuvelo

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion and catheter occlusion. Additional programs include cardiovascular product candidates ARC183 and rNAPc2 and drug discovery focused on antibody targets and secreted proteins.

Information about Nuvelo is available at our new Web site at www.nuvelo.com or by phoning 408-215-4000.

Statements contained in this press release which are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “anticipated” and “may” among others. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, future changes in Delaware law, and our inability to realize the anticipated benefits of the reincorporation.

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